AMENDMENT TO

AMERICAN FUNDS INSURANCE SERIES

DECLARATION OF TRUST

As adopted by the Board of Trustees on

December 8, 2014

Appointment of Registered Agent Amendment to Trust – AFIS

RESOLVED, that the Board of American Funds Insurance Series (the “Trust”) hereby appoints CT Corporation System, located at 155 Federal Street, Suite 700, Boston, MA 02110 as the Registered Agent for the Trust in the Commonwealth of Massachusetts.

Steven I. Koszalka Secretary American Funds Insurance Series 333 South Hope Street Los Angeles, California 90071-1406 (213) 486-9447 Telephone (213) 486-9455 Facsimile siik@capgroup.com

CERTIFICATE OF SECRETARY

I, STEVEN I. KOSZALKA, Secretary of AMERICAN FUNDS INSURANCE SERIES (the “Trust”), do hereby certify that the attached is a true and correct copy of a resolution adopted at a meeting of the Board of Trustees of the Trust, duly called and held on December 8, 2014, at which a quorum was present and voting throughout, and said resolution has not been in anywise amended, annulled, rescinded or revoked, and the same is still in full force and effect.

WITNESS my hand this 9th day of December, 2014.

/s/ Steven I. Koszalka

Steven I. Koszalka

AMERICAN FUNDS INSURANCE SERIES

Establishment and Designation of Additional Series

of Shares of Beneficial Interest Without Par Value

(the “Instrument”)

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended (the “Declaration of Trust”), hereby further divide the shares of the Trust into an additional series of shares of beneficial interest known as “Portfolio Series - American Funds Global Growth Portfolio,” “Portfolio Series - American Funds Growth and Income Portfolio,” “Portfolio Series - American Funds Managed Risk Growth Portfolio,” “Portfolio Series - American Funds Managed Risk Growth and Income Portfolio,” and “Portfolio Series - American Funds Managed Risk Global Allocation Portfolio” (without making any other changes with respect to voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

The Trust hereby establishes and designates an additional series of shares of beneficial interest of “Portfolio Series - American Funds Global Growth Portfolio” and “Portfolio Series - American Funds Growth and Income Portfolio”, comprised of Class 1 shares, Class 2 shares, and Class 4 shares; and “Portfolio Series - American Funds Managed Risk Growth Portfolio,” “Portfolio Series - American Funds Managed Risk Growth and Income Portfolio,” and “Portfolio Series - American Funds Managed Risk Global Allocation Portfolio” comprised of Class P1 shares and Class P2 shares.

The aforementioned action taken by the Board of Trustees shall serve as an amendment to the Declaration of Trust without the vote or consent of Shareholders of the Trust.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

The foregoing shall be effective as of the date set forth below.

/s/William H. Baribault

William H. Baribault, as Trustee

/s/ James G. Ellis

James G. Ellis, as Trustee

/s/Leonard R. Fuller

Leonard R. Fuller, as Trustee

/s/R. Clark Hooper

R. Clark Hooper, as Trustee

/s/Merit E. Janow

Merit E. Janow, as Trustee

/s/ Laurel B. Mitchell

Laurel B. Mitchell, as Trustee

/s/ Donald D. O’Neal

Donald D. O’Neal, as Trustee

/s/Frank M. Sanchez

Frank M. Sanchez, as Trustee

/s/Margaret Spellings

Margaret Spellings, as Trustee

/s/Steadman Upham _________________

Steadman Upham, as Trustee

Dated: January 9, 2015